Exhibit (17)b.

CONSENT OF SANDLER O’NEILL & PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Medley Capital Corporation (the “Company”) as Appendix D to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company with Sierra Income Corporation contained in the Registration Statement on Form N-14 (Post-Effective Amendment No. 2), as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion in such Joint Proxy Statement/Prospectus and the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Amended Joint Proxy Statement/Prospectus and the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sandler O’Neill & Partners, L.P.

New York, New York
November 13, 2019